Exhibit 10.1

TERMS OF SEPARATION

1.Effective Date; Definitive Agreement:

•Effective August 23, 2016 (“Effective Date”).

•Parties to work together in good faith to enter into a definitive agreement reflecting these terms.  In the event the parties are unable to finalize a definitive agreement, the terms set forth in this term sheet (“Term Sheet”) will be binding on all parties.  In the event that the Release (defined below) is not delivered by September 14, 2016 or is revoked prior to the Release Effective Date (defined below), this Term Sheet and the definitive agreement contemplated herein will be null and void (other than Executive’s obligations for repayment of any sums received as provided herein).

2.Resignation:

•Executive acknowledges he no longer holds any management positions.

•Executive resigns as a member of the Board of Directors, effective as of the Effective Date, pursuant to the form of director resignation attached hereto as Exhibit A.

3.Cash Payment:

•$1,500,000, representing the severance benefits per Section 3.2(a)(i) of the Management Continuity Plan for Senior Officers (“Plan”), to be paid in accordance with the Plan terms (i.e., payable in equal monthly installments in accordance with the Company’s normal payroll practices over the 24-month period commencing on August 19, 2016 (the “Separation Date”), with the first payment not paid until the first payroll date following the 60th day after the Separation Date and to include all payments that otherwise would have been made within that period), with such amount secured by an irrevocable, continuing standby letter of credit, with the only condition to Executive’s ability to draw on such letter of credit being Executive’s sworn statement that a payment from the Company has not been paid in full when due and remains unpaid and specifying the amount that is due, which letter of credit shall be issued by Wells Fargo (or if Wells Fargo is unable or unwilling to issue such letter of credit, another financial institution reasonably acceptable to Executive and the Company) and delivered to Executive not later than three days following the date that Executive delivers a signed Release (defined below) to the Company; provided that Executive must promptly repay all previously received payments and forfeit any outstanding payments, if he does not execute and deliver the Release by September 14, 2016 or if he revokes all or any portion of the Release.

•$500,000 additional cash payment, payable in a cash lump sum on or before 12:00 noon on August 24, 2016 (the “Funding Time”) wired to:

UBS AG

ABA#: 026007993

UBS Financial Services Inc.

A/C#: 101WA258641000

F/C: Bouchard 10S LLC

A/C#: AB-17991-15

(A/C# AB-17991-15 must be listed for reference)

provided that Executive must promptly repay such amount to the Company, if he does not execute and deliver the Release (as defined below) by September 14, 2016 or if he revokes all or any portion of the Release.

•Pro rata bonus per Section 3.2(b) of the Plan, paid in accordance with the Plan terms.

•Welfare benefits per Section 3.2(c) of the Plan.

•General release of claims per Exhibit A of the Plan, as modified and attached hereto as Exhibit B (the “Release”), with the date on which the Release becomes effective, the “Release Effective Date.”

4.Equity Awards:

•Executive currently holds unvested restricted stock awards (covering 113,395 shares) that are subject solely to time-vesting.  50% of these awards will be immediately forfeited, and the balance of such awards will vest solely based upon the achievement of the performance criteria set forth in that certain TSR Performance Award Agreement, dated as of February 25, 2016 (“TSR Performance Award Agreement”); provided that in no event may Executive earn more than 100% of the shares that remain outstanding and eligible to vest (56,698 shares).  Any shares that do not vest during the applicable performance period will be immediately forfeited.

•Executive currently holds unvested restricted stock units (“RSUs”) (covering 55,531 shares) pursuant to the TSR Performance Award Agreement.  50% of these RSUs will be immediately forfeited, and the balance of these RSUs will vest solely based upon the achievement of the performance criteria set forth in the TSR Performance Award Agreement; provided that in no event may Executive earn more than 100% of the shares that remain outstanding and eligible to vest (27,766 shares).  Any shares that do not vest during the applicable performance period will be immediately forfeited.

•The 260,000 outstanding unvested performance shares granted pursuant to that certain Performance Share Agreement, dated as of June 1, 2015, as amended and restated May 20, 2016 (“Performance Share Agreement”), and the outstanding vested stock options granted pursuant to that certain Non-Qualified Stock Option Agreement, dated as of June 5, 2013, will remain outstanding in accordance with all of the terms and conditions of the applicable agreements.

•Except as set forth above, Executive holds no other incentive equity of the Company.

5.Communications:

•Mutually agreed internal communications and press release, in the forms attached as Exhibit C and Exhibit D-1 to this term sheet.

•Executive may issue a press release in the form attached as Exhibit D-2.

•Executive acknowledges and agrees that the Company shall disclose Executive’s resignation as a director under Item 5.02(b) of Form 8-K.

6.Indemnification; D&O:

•Executive will continue to be indemnified and held harmless (including advances of attorneys’ fees and litigation costs in respect thereof) for all acts and omissions to act occurring during his service as an officer and a member of the Board of Directors of the Company and all subsidiaries to the maximum extent provided under the Company’s Second Amended and Restated Certificate of Incorporation (as recently filed with the SEC on June 1, 2015) and permitted under applicable law.

•Executive to be covered as an insured under the Company’s directors and officers liability insurance.

•Such indemnification and insurance coverage to apply for so long as Executive may be subject to liability for any claim covered thereunder and to the extent continued coverage is available under the existing insurance policy terms.

7.Professional Fees:

•At the Funding Time, the Company will pay Executive’s reasonable professional fees incurred to negotiate and prepare all agreements and other documents in respect of these terms, upon presentation of an invoice therefor, which payment, subject to agreement on all other terms, will not exceed $25,000 in the aggregate.

•In the event of any dispute over the Company’s or Executive’s satisfaction of its or his obligations under these terms or any other plan or agreement with Executive that survives his separation, the prevailing party (as determined by the trier of fact) will pay the other party’s attorneys’ fees and litigation costs incurred in such dispute.

8.Restrictive Covenants:

•The restrictive covenants set forth in the Release, the TSR Performance Award Agreement, the Performance Share Agreement and the Restricted Stock Agreement dated February 25, 2016 (collectively, the “Restrictive Covenant Agreements”) will remain in full force and effect in accordance with the terms thereof, except as set forth in this Section 8 of the Term Sheet.  The Company acknowledges that Executive is bound only by the restrictive covenants set forth in the Restrictive Covenant Agreements.

•The terms of the Restrictive Covenant Agreements to the contrary notwithstanding, (i) the non-solicitation/no-hire restrictions will not apply to Julie Kavanaugh (Executive Assistant), (ii) all customer (and prospective customer) and employee (representative and agent) covenants will expire on December 31, 2019 and (iii) the mutual non-disparagement covenant below (and in Exhibit B) will govern over any other non-disparagement covenant.

•Parties to enter into a customary mutual non-disparagement covenant that provides that (i) Company non-disparagement covenant prohibits disparaging statements about Executive by the Company via any authorized public statement, or by any executive officer or director of the Company, and (ii) Executive non-disparagement covenant prohibits disparaging statements by Executive about the Company, any officer, any director or any beneficial owner of at least 5% of the Company’s outstanding shares of common stock.

•Executive will agree to a five year standstill provision which will prohibit Executive from acquiring shares of the Company (other than in connection with the vesting, exercise or settlement of equity incentive awards previously granted), participating in any proxy contest or similar action, proposing any extraordinary action involving the Company, making any stockholder proposal, or taking similar actions.

•Executive hereby specifically reaffirms and acknowledges his continuing cooperation obligations under Section 12(e) of the Performance Share Agreement and Section 10.5 of the TSR Performance Award Agreement. Additionally, Executive agrees to provide transition assistance to the Interim Chief Executive Officer for up to a total of 20 hours of assistance (which may be provided remotely) over the next six weeks following the Effective Date (and provided that such assistance does not postpone Executive’s separation from service under IRC Section 409A beyond the Effective Date).

9.Miscellaneous:

•All amounts payable hereunder will be subject to any required income tax withholding.

•This Term Sheet may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document and may be executed by electronically scanned or “pdf” signatures.

•Governing Law and Forum:  Law: Delaware. Forum: State and federal courts of Delaware. Section 6.2 and Section 9 of the Plan shall not apply, and Section 6.1 of the Plan shall apply only for the purpose of the Plan Administrator (as defined under the Plan) discharging ministerial, and not discretionary, duties.

This Term Sheet and all Exhibits attached hereto are agreed to this August 23, 2016:

Real Industry, Inc.

s/s Peter C.B. Bynoe
By: Peter C.B. Bynoe
Its: Compensation Committee Chairman

s/s Craig T. Bouchard

Craig T. Bouchard

EXHIBIT A

Form of Director Resignation

August 23, 2016

Board of Directors of Real Industry, Inc.

and

Real Industry, Inc.

15301 Ventura Boulevard, Suite 400

Sherman Oaks, California 91403

Ladies and Gentlemen:

I, Craig T. Bouchard, hereby voluntarily and irrevocably resign from my position as a member of the board of directors of Real Industry, Inc., a Delaware corporation (the “Company”), and from each and every office and position I hold with any direct or indirect subsidiary of the Company.

My resignation shall take effect immediately without the need for acceptance or any further action by any other party or the occurrence of any other event.

This resignation may be executed and transmitted by PDF or other form of electronic transmission, and any signature on a PDF or other form of electronic transmission shall be considered an original for all purposes and shall be fully enforceable.

Sincerely,

Craig T. Bouchard

Exh. A-1

EXHIBIT B

Form of General Release

This Agreement and General Release (the “Agreement”) is made and entered into this ____ day of _________, 20__, by and between (“Executive”) and Real Industry, Inc. (the “Company”).

1.Released Parties. The term “Released Parties”, as used in this Agreement, shall mean the Company and its subsidiaries and its affiliates (and any successors thereto) (the “Company Group”) and any of its respective past or present employees, representatives, administrators, agents, officials, officers, directors, shareholders, divisions, parents, subsidiaries, predecessors, successors, affiliates, general partners, limited partners, consultants, employee benefit plans (and their sponsors, fiduciaries, or administrators), insurers, or attorneys.

2.General Release. Executive, on behalf of [himself/herself] and [his/her] agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully releases and forever discharges each of the Released Parties from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Executive signs this Agreement, including, without limitation, any claims arising or that arose or may have arisen out of or in connection with Executive’s employment, or [his/her] separation of employment from the Company Group, and including but not limited to:

all claims, actions or liability under: (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the California Family Rights Act, California wage laws; and (2) any other federal, state, or local statute, ordinance, or regulation regarding employment, compensation, unpaid wages, employee benefits, termination of employment, or discrimination in employment; and (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, tort or any other matter.

Executive acknowledges that in exchange for this release, [he/she] has received separate consideration beyond that to which Executive is otherwise entitled under Company policy or applicable law. Employee specifically agrees and acknowledges that [he/she] has received all wages and other compensation owed to her by the Company.

Executive also specifically acknowledges that [he/she] is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of Civil Code Section 1542, hereby expressly waives and relinquishes all rights and benefits [he/she] may have thereunder, as well as under any other statutory or common law principles of similar effect.

3.Covenant Not To Sue. Except for an action arising out of a breach of the terms of this Agreement or failure to provide benefits under the Real Industry, Inc. Severance Plan for Senior Officers (the “Plan”), Executive agrees never to bring (or cause to be brought) any claim, action or proceeding against the Company Group or any of the other Released Parties regarding any act or failure to act that

Exh. B-1

occurred up to and including the date on which the parties sign this Agreement, including but not limited to any claim, action or proceeding relating to Executive’s employment or [his/her] separation of employment from the Company Group.

4.Nonsolicitation; Confidential Information, etc. Executive hereby acknowledges that, during and solely as a result of Executive’s employment by the Company Group, Executive has received and will continue to receive special training and education with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Company Group and vital to the success of the Company Group’s business and other related matters. In consideration of the severance benefits payable to Executive pursuant to the Plan, Executive hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company in entering into this Agreement. Executive acknowledges and agrees that each of the individual provisions of this Section 4 constitutes a separate and distinct obligation of Executive to the Company Group, individually enforceable against Executive.

(a)Covenant Not to Solicit Employees. For the period during which Executive receives salary continuation payments under the Plan (the “Restricted Period”), Executive agrees and covenants that [he/she] shall not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Company Group (whether for Executive’s own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employee of the Company Group to work for Executive, any affiliate of Executive or any competitor of the Company Group, nor shall Executive otherwise attempt to interfere (to the Company Group’s detriment) in the relationship between the Company Group and any such employees.

(b)Covenant Not to Solicit Customers. During the Restricted Period, Executive agrees and covenants that [he/she] shall not, directly or indirectly, in any form or manner, contact, solicit, or facilitate the contacting or solicitation of, any Customer of the Company Group for the purpose of competing with its business. For purposes of this Agreement, the term “Customer” shall mean and refer to each person, entity, municipality or other governmental entity that has a contract with or is actively being solicited by the Company Group to engage in services within the scope of its business.

(c)Covenant of Confidentiality. For a period of five (5) years after the termination of Executive’s employment with the Company Group, for any reason, Executive shall not, except in furtherance of the Business of the Company Group or otherwise with the prior authorization of the Company, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of Executive’s employment or engagement), or utilize for Executive’s personal benefit or for the benefit of any competitor or customer of the Company Group any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of any member of the Company Group or which are licensed by any member of the Company Group, any financial data or lists of actual or potential customers or suppliers (including contacts thereat) of the Company Group, and any information regarding the contracts, marketing and sales plans, which is not generally known to the public through legitimate origins of the Company Group. The parties hereto each acknowledge and agree that such Confidential Information is extremely valuable to the Company Group and shall be deemed to be a “trade secret.” In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by Executive or by misappropriation), or is required to be disclosed by legal, administrative or judicial process (provided that Executive has provided to the Company reasonable prior notice of such request and the Company has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Agreement, but Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

Exh. B-2

(d)Return of Property. Upon termination of Executive’s employment, Executive shall promptly deliver to the Company Group all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Company Group’s Customers, marketing strategies, products or processes which contain any Confidential Information.

(e)Equitable Remedies. In the event that Executive breaches any of the terms or conditions set forth in this Section 4 (collectively, the “Restrictive Covenants”), Executive stipulates that such breach will result in immediate and irreparable harm to the business and goodwill of the Company Group and that damages, if any, and remedies at law for such breach would be inadequate. The Company Group shall therefore be entitled to seek for and receive from any court of competent jurisdiction a temporary restraining order, preliminary and permanent injunctive relief and/or an order for specific performance to protect its rights and interests and to restrain any violation of this Agreement and such further relief as the court may deem just and proper, each without the necessity of posting bond. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys’ fees) of the prevailing party. The Company Group may elect to seek such remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Company Group seeking any remedies in another situation. Such action by the Company Group shall not constitute a waiver of any of its rights.

(f)Continuing Obligation. The obligations, duties and liabilities of Executive pursuant to Sections 4(a), 4(b), 4(c) and 4(d) of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event, and at the moment, Executive breaches any of the terms, duties or obligations contained in Sections 4(a), 4(b) and 4(c) of this Agreement, then any payments or benefits paid to Executive pursuant to the Plan shall be returned to the Company Group and all amounts or benefits payable to Executive pursuant to the Plan shall be forfeited.

5.Non-Disparagement. Executive agrees not to make any oral or written statement to any third party that disparages, defames, or reflects adversely upon the Company Group, its products, services, employees, past or present directors, or beneficial owners of at least 5% of the Company’s outstanding shares of common stock.  The Company agrees not to, and to cause its executive officers and directors not to, make any oral or written statement to any third party that disparages, defames, or reflects adversely upon Executive.  The foregoing shall not be violated by truthful statements in response to (i) disparaging statements made by the other party, (ii) legal requirements or process, (iii) required governmental testimony or filings, or (iv) administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company and its executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company. Executive understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC.

6.Governing Law. This Agreement shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

7.Severability. In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

Exh. B-3

8.ADEA Waiver. Executive acknowledges that [he/she] has been advised in writing to consult with an attorney prior to executing this Agreement, which contains releases and waivers. Executive understands that [he/she] may take a period of twenty-one (21) days within which to consider this Agreement. Executive understands that [he/she] may revoke this Agreement during the seven (7) days following the execution of this Agreement and that the Agreement will not become effective until that seven-day revocation period has expired. In order to revoke the Agreement, Executive must sign and send a written notice to the Company addressed to 15301 Ventura Blvd., Suite 400, Sherman Oaks, CA 91403 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company, which shall only be effective if the Company receives it no later than seven (7) days after Executive signs the Agreement. If Executive revokes the Agreement, [he/she] will not be entitled to any of the money, benefits or other consideration provided to [him/her] under the Plan.

9.Knowing and Voluntary Waiver. Executive acknowledges that: (a) [he/she] has carefully read this Agreement and fully understands its meaning and effect; (b) [he/she] had a full and adequate opportunity and reasonable time period to review this Agreement with an attorney of [his/her] choosing before [he/she] signed it; (c) [he/she] was not coerced into signing the Agreement; (d) [he/she] agrees to all the terms of the Agreement and is entering into the Agreement knowingly, voluntarily, and with full knowledge of its significance; and (e) the only consideration for [his/her] signing the Agreement are the terms stated herein, and no other promises or representations of any kind have been made by any person or entity to cause [him/her] to sign the Agreement.

10.Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

REAL INDUSTRY, INC.

By:
[Executive Name]

Dated:	Dated:

Exh. B-4

EXHIBIT D-1

Company Press Release

REAL INDUSTRY Announces Leadership change

Company to host conference call at 12:00 PM eT

SHERMAN OAKS, Calif., August 22, 2016 -- Real Industry, Inc. (NASDAQ: RELY) (“Real Industry” or the “Company”) today announced that Mr. Craig T. Bouchard, formerly Chairman and Chief Executive Officer of the Company, has stepped down from the Company. The Company’s Board of Directors has elected Mr. Kyle Ross, the Company’s Chief Financial Officer, as President, Interim Chief Executive Officer, and Chief Investment Officer and has elected Mr. William Hall as Chairman of the Board.

Mr. Hall noted, “Craig has been instrumental in leading Real Industry’s growth and development as a Nasdaq-listed public company, and we thank him for his leadership and dedication. Craig and the Board of Directors mutually agreed that this is the right time for a leadership transition now that the Real Alloy integration is complete. The Board is confident that Real Industry’s executive management team of committed and experienced professionals, including Kyle, John Miller (Executive VP of Operations), Terry Hogan (President of Real Alloy) and Michael Hobey (Chief Financial Officer of Real Alloy), possess the knowledge and expertise to deliver strong stockholder value by executing and integrating strategic acquisitions, by growing our Real Alloy business and by maximizing the value of our unique tax assets.  We wish Craig the very best in his future endeavors.”

Mr. Ross, who will continue to serve as the Company’s Chief Financial Officer until a replacement is appointed, stated, “I appreciate the Board’s support and their vote of confidence by electing me as Interim Chief Executive Officer. I am excited about the road ahead. Our vision and strategy for Real Industry remain unchanged.  Real Alloy is an excellent company, and we will enhance our focus on expanding its leading global market position in aluminum recycling while seeking new businesses in which to leverage our NOLs, with a critical focus on allocating capital wisely. I look forward to working with our talented employees to lead Real Industry in its next phase of development.”

The Board elected Mr. Ross as President, Interim Chief Executive Officer, and Chief Investment Officer and has no current plan to search for a permanent CEO.  Mr. Ross has served as the Chief Financial Officer of Real Industry since March 2011 and as an Executive Vice President since June 2010. Mr. Ross was part of the management team that sponsored Fremont General Corporation’s (“Fremont”) reorganization process and emergence from bankruptcy. During his executive tenure with the Company and its predecessor, Mr. Ross led the process to regain compliance with the SEC after emergence from bankruptcy; he led the acquisition, growth and successful divestiture of its NABCO subsidiary; he played a leading role in the due diligence and

Exh. D-1-1

financing of the Real Alloy acquisition; has been intimately involved in Real Alloy’s integration; and has been instrumental in all of Real Industry’s finance and M&A activities. Mr. Ross holds a Bachelor of Science degree and a Bachelor of Arts degree from the Haas School of Business and the College of Letters and Science, respectively, at the University of California, Berkeley.

Mr. Hall commented, “Kyle is an energetic, fact-based leader who will execute and enhance our corporate strategy to grow long-term stockholder value at Real Industry. The Board is excited to be working with Kyle and our 1,700 employees as we take Real Industry to the next level.”

Mr. Hall, who was first elected to Real Industry’s Board in May 2015, has thirty-five years of experience as a senior executive in public companies, including Falcon Building Products (CEO), Fruit of the Loom (President/COO), and Cummins (Executive VP), and in private companies with public securities, including Eagle Industries (CEO). Mr. Hall’s expertise is in industrial operations, mergers and acquisitions, and corporate strategy.  He has served on the boards of directors for thirteen public companies.

In connection with the Board of Directors decision to separate the Chairman and Chief Executive Officer positions, the Board also determined that there was no longer a need for the role of Lead Independent Director. Mr. Philip Tinkler, the former Lead Independent Director, remains the Chairman of the Nominating and Governance Committee and a member of the Audit Committee.

Conference Call Details

The Company will discuss today’s announcement in a conference call on Monday, August 22, 2016, at 12:00 pm ET.

Call Participants

Kyle Ross, President, Interim Chief Executive Officer, Chief Investment Officer and Chief Financial Officer of Real Industry

William (Bill) Hall, Chairman of the Board

Terry Hogan, President of Real Alloy

John Miller, Executive Vice President of Operations of Real Industry

Dial-in Numbers

•	(877) 407-9163 (Toll-free U.S. & Canada)

•	(412) 902-0043 (International)

Webcast Access

Participants may also access the live call via webcast at http://realindustryinc.equisolvewebcast.com/8-22-16-PR. The webcast will be archived and accessible for approximately 30 days.

About Real Industry, Inc.

Real Industry is a North America-based holding company seeking to take significant ownership stakes in large, well-managed and consistently profitable businesses concentrated primarily in the United States industrial and commercial marketplace. Real Industry has significant capital resources, and U.S. federal net operating loss tax carryforwards of more than $870 million. For more information about Real Industry, visit its corporate website at www.realindustryinc.com.

Exh. D-1-2

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements regarding the management team’s ability to deliver strong shareholder value by executing and integrating strategic acquisitions, by growing our Real Alloy business and by maximizing the value of our unique tax asset; statements relating to the execution and enhancement of our corporate strategy to grow long-term shareholder value at Real Industry; and any statements or assumptions underlying any of the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, changes in domestic and international demand for recycled aluminum; the cyclical nature and general health of the aluminum industry and related industries; commodity price fluctuations and our ability to enter into effective commodity derivatives or arrangements to effectively manage our exposure to such commodity price fluctuations; inventory risks, commodity price risks, and energy risks associated with Real Alloy’s buy/sell business model; our ability to service, and the high leverage associated with, our indebtedness, and compliance with the terms of the indebtedness, including the restrictive covenants that constrain the operation of our business and the businesses of our subsidiaries; our ability to successfully identify, acquire and integrate additional companies and businesses that perform and meet expectations after completion of such acquisitions; our ability to achieve future profitability; our ability to control operating costs and other expenses; that general economic conditions may be worse than expected; that competition may increase significantly; changes in laws or government regulations or policies affecting our current business operations and/or our legacy businesses, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Real Industry, Inc.’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 14, 2016, and subsequent Forms 10-Q, including the “Risk Factors” therein, as well as the Company’s other SEC filings, which are available on our website at www.realindustryinc.comand on the SEC website at https://www.sec.gov.

Contact

Real Industry, Inc.

Jeff Crusinberry, Senior Vice President and Treasurer

(805) 435-1255

investor.relations@realindustryinc.com

Exh. D-1-3

EXHIBIT D-2

Executive Press Release

CRAIG BOUCHARD RESIGNS FROM BOARD OF DIRECTORS OF REAL INDUSTRY INC.

CHICAGO, IL (August 23, 2016) Serial entrepreneur Craig Bouchard today announces he will be resigning from the Board of Directors of Real Industry Inc.

"I want to thank the management team and all employees who worked tirelessly to grow the company from $40 million of annual revenue to roughly $1.4 billion of annual revenue on two continents over the past two years,” states Bouchard. “The Board of Directors and I share a different vision for the path of growth going forward but I will continue as a significant shareholder and supporter of the Real Industry team."

--------------------------------------------------------------------------------------------------------------------

Craig Bouchard serves as the Chairman of the Board and Chief Executive Officer of Cambelle-Inland, LLC.

Bouchard founded Shale-Inland LLC in 2010, and served as its Chairman until February 2013. During that time Shale-Inland grew its revenues from $10 million annually to over $800 million annually.

Bouchard co-founded the company that became Esmark, Inc. in 2003. Esmark grew its revenues from $4 million that year to nearly $4 billion annually by 2008, and was sold to AO Severstal for $1.25 billion that year. Esmark executed the first “reverse hostile tender merger” in Wall Street history.

Bouchard is a New York Times best-selling author for The Caterpillar Way: Lessons in Leadership, Growth and Shareholder Value by McGraw Hill, Copyright 2013 (James V. Koch co-author)

As a hobby, Bouchard’s The Adventures of Ai was one of the world’s popular children’s book projects of 2014. The book was translated into Japanese, Mandarin, Simplified Chinese, Spanish and Arabic, with the accompanying video game, achieving 200,000 downloads globally on Apple iTunes, Google Play and Samsung. The project was supported by 18 children’s charities around the world.

www.craigbouchard.com

Contact:  Daphne Ortiz

Statement PR

323.864.9890

daphne@statementpr.net

Exh. D-2-1